UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: December 21, 2015
(Date of earliest event reported)

Turtle Beach Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Summit Lake Drive, Suite 100
Valhalla, New York 10595
(Address of principal executive offices)
914-345-2255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Effective December 21, 2015, Turtle Beach Corporation (the “Company”) appointed Joseph Cleary as Chief Accounting Officer of the Company. Since 2009, Mr. Cleary, 44, has served as a Vice President and Controller of Lifetime Brands, Inc., a global provider of kitchenware, tableware and other products used in the home. Prior to joining Lifetime Brands, Mr. Cleary served in senior financial positions with Sartorius Corporation and MSC Industrial Supply Co. Mr. Cleary is a certified public accountant and was previously employed as a tax associate and senior auditor for PricewaterhouseCoopers.
In connection with his appointment, Mr. Cleary entered into an offer letter with the Company setting out the terms of his employment, which entitles Mr. Cleary to a base salary and bonus opportunity consistent with his seniority and position. Mr. Cleary will also be entitled to participate in the Company’s health, welfare and benefit plans, including the Company’s 2013 Stock-Based Incentive Compensation Plan. In connection with his appointment, Mr. Cleary received a grant of options to purchase 20,000 shares of the Company’s common stock, 25% of which will vest on the first anniversary of his first day of employment with the remainder vesting ratably each month over the following three year period.
There are no arrangements or understandings between Mr. Cleary and any other person pursuant to which Mr. Cleary was appointed as Chief Accounting Officer of the Company. Mr. Cleary has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.
There are no family relationships between Mr. Cleary and any of the Company’s officers or directors that are required to be disclosed pursuant to Item 401(d) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION

Date:	December 23, 2015	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary